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                                                                    Exhibit 99.1


                               PARTNERSHIP UPDATE
                               ------------------

                                February 15, 2004

             Distribution Summary Per $10,000 Investment (20 Units)
             ------------------------------------------------------

     Cash Distribution per Unit                              $     1.00
     Cash Distribution This Period                           $    20.00
     Cumulative Cash Distributions(1)                        $10,233.00
     Cumulative Cash Distribution Percentage(2)                 102.33%

     (1) A cumulative average based on total Partnership distributions generated from Partnership activities; your actual cumulative distributions and distribution percentage may differ slightly depending on the date you invested in the Partnership.

     (2) As a percent of original investment.


Polaris Aircraft Income Fund III Disclosure Concerning Distributions/Sale of Aircraft

     All of the Partnership's aircraft are currently off lease (having been returned to the Partnership at the end of the respective lease terms), and the General Partner is actively seeking buyers for them and for the Partnership's remaining inventory of spare parts. Upon completion of such sales, the General Partner intends to dissolve, wind up and terminate the Partnership. The actual timing for completing such sales and the prices obtained will depend upon a number of factors outside the control of the General Partner, including market conditions. Thus, there can be no assurance as to either the timing of such sales or whether such sales may be completed on terms deemed favorable to the Partnership. However, the General Partner intends to seek to complete such sales during calendar year 2004.

     Enclosed is a check representing a distribution of $1.00 per unit. The General Partner has determined that, following the enclosed distribution, it is in the best interests of the Partnership to suspend any further cash distributions until the Partnership is in a position to dissolve, wind up and terminate, and make a final distribution of its remaining cash. In reaching this conclusion, the General Partner considered the anticipated costs of storing and insuring the aircraft pending sale, the anticipated costs of marketing and preparing the aircraft for sale, the anticipated costs of winding up the Partnership's business, the uncertainty as to the period of time required to sell the aircraft and wind up the Partnership, the uncertainty as to the terms on which the Partnership's aircraft may be sold and the desirability of maintaining a prudent level of cash reserves for Partnership needs and contingencies.

Cautionary Statement Regarding Forward-Looking Statements

     This letter contains forward-looking statements which include assumptions about future market conditions, operations and financial results. These statements are based on current expectations and are subject to risks and uncertainties. They are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The Partnership's actual results, performance or achievements in the future could differ significantly from the results, performance or achievements discussed or implied in such forward-looking statements herein and in prior Securities and Exchange Commission filings by the





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Partnership. The Partnership assumes no obligation to update these forward-looking statements or to advise of changes in the assumptions on which they were based.

     Factors that could cause or contribute to such differences include, but are not limited to, changes in the competitive environment of the Partnership, general economic and business conditions, industry trends, changes in government rules and regulations and environmental rules and regulations. This market information is often a function of significant judgment and estimation.

If you have any questions about your investment, please contact our Investor Services Department at (800) 652-1285.